EXHIBIT 10.3

IN THE CIRCUIT COURT FOR THE 19TH JUDICIAL CIRCUIT

LAKE COUNTY - WAUKEGAN, ILLINOIS

Securities Counselors, Inc.,

an Illinois Professional corporation, Plaintiff,

  v. Case No. 14 AR 588

XFormity Technologies, Inc., a Nevada corporation, Defendant.

AGREED ORDER

THIS MATTER COMING before the Court on July 2, 2014, on the Joint Motion for Court Order to Approve Issuance of Shares of XFormity Common Stock for the Payment of SCI’s Legal Fees and other obligations incurred by XFormity Technologies, Inc. (the “Motion”), by Defendant XFormity Technologies, Inc. to the six purchasers  assignees of Securities Counselors, Inc. (Ryan D. Goulding, CPA, and the Claim Purchasers) and to Sheldon Drobny, and for the dismissal of this case with prejudice, the Court being fully advised in the Premises, due notice having been furnished to Defendant XFormity Technologies, Inc., to the assignees of SCI, and to Sheldon Drobny.

Whereas, Defendant XFormity Technologies, Inc. has incurred legal fees to SCI at the rate of $360 to $395 per hour, in the total amount due of $45,432.00, and obligations of $97,500, to Sheldon Drobny, respectively, for which each proposes the receipt of XFormity Technologies, Inc. common stock, in the amounts of 15,250,000 to SCI’s assignees: 250,000 to Ryan D. Goulding, CPA, 15,000,000 to the Claim Purchasers, and 250,000 XFormity common shares to Sheldon Drobny (collectively, the “Share Recipients”).

Whereas, Securities Counselors, Inc. has submitted a legal opinion in connection with the proposed issuance of the foregoing shares to the Share Recipients (the “Share Issuance”), in lieu of payment of cash, as above provided.

Whereas, subject to this Order, the parties have entered into agreements which resolve the payment of its legal fees and other obligations incurred, including that arising out of this litigation, and for the extinguishment of the foregoing liabilities, which agreements are subject to approval by this Court. As part of the Share Issuance,

(a)

Each of SCI’s assignees have agreed to relinquish its claim for the past legal fees as described in the complaint and as set forth herein performed prior to the hearing on this matter, collectively for 15,250,000 shares of XFormity common stock, subject to, and not to exceed the Section 16(b) Limitation, and subject to the approval of this Honorable Court.

(b)

Mr. Drobny also agreed to relinquish his $97,500 claim for services to or on behalf of XFormity for 250,000 shares of XFormity common stock, as well as 548,258 of preferred stock, subject to, and not to exceed the Section 16(b) Limitation, and subject to the approval of this Honorable Court.

(c)

In consideration of the exchange/relinquishment of these claims, XFormity agrees issue to SCI’s assignees, collectively, 15,250,000 shares of its common stock (2,500,000 to Adobe International, Inc., 2,700,000 to Topspot Holdings, Inc., 2,600,000 to Lanham & Lanham, LLC, 2,250,000 to Zodiac Investments, LLC, 2,450,000 to Midway International, LLC, and 2,500,000 to Elite International Partners, Inc. (the “Purchasers”) and 250,000 to Ryan D. Goulding, CPA, and 250,000 to Sheldon Drobny), and to Mr. Drobny 250,000 shares of common stock, as described in the legal opinion for the opinion by SCI concerning Section 3(a)(10) of the Securities Act of 1933, subject to, and not to exceed the Section 16(b) Limitation, and subject to the approval of this Honorable Court.

(d)

Each Share Recipient feels that the Share Issuance is reasonable and has acknowledged that the principals of each are sophisticated investors, willing and able to take on the risk of being shareholders of XFormity and have further acknowledged the fairness to them of the Share Issuance.

Whereas, SCI’s assignees, as well as Sheldon Drobny, having represented to this Court that the principals of each of which are sophisticated and able to bear the risks associated with this proposed stock ownership and able to evaluate the risks associated therewith, have carefully considered the terms of the agreements pertaining to the Share Issuance (Exhibits A – E to the Opinion) and, after having had the opportunity to consult with XFormity’s principals, are each satisfied that they are fair and reasonable to the Share Recipients and that all such claims were bona fide and are hereby released in consideration of the Share Issuance by XFormity hereby.

Whereas, the Court has been presented with a legal opinion (the “Legal Opinion”) by Securities Counselors, Inc., the legal conclusions with which Lanham concurs, each further concluding that the terms and conditions underlying the Share Issuance, are fair to each Share Recipient, and that after a hearing upon the fairness of such terms and conditions, and approval of same, that the Share Issuance would conform to the provisions of Section 3(a)(10) of the Securities Act of 1933.

NOW, THEREFORE, following a hearing, the Court finds as follows:

■ The terms and conditions of the exchange are fair to each Share Recipient.

■ Adequate notice was given to each Share Recipient.

■ The hearing was open to each Share Recipient and counsel for each, namely Randall Goulding of Securities Counselors, Inc. and Steven B Lanham of Steven B Lanham LTD, each having appeared in Court for the hearing.

■ There were no improper impediments to the appearance of any Share Recipient.

■ The claims pursuant to which the Share Issuance is to be made are bona fide.

FURTHER, the Court Orders as follows:

1.

the Motion For Court Order To Approve Issuance of Shares of XFormity Common Stock is granted: for the Payment of SCI’s Legal Fees and for the Payment of a claim for services rendered by Sheldon Drobny;

2.

the Share Issuance is fair to the Share Recipients and the terms of the agreements for the Share Issuance attached as Exhibits C - E to the Legal Opinion are approved;

3.

this case is dismissed.

SO ORDERED on this 2nd day of July, 2014.